Exhibit 5.1

Our ref	JVZ/838813-000001/86663654v1

One and one Green Technologies. INC.

Osiris International Cayman Limited

Suite #4-210, Governors Square,

23 Lime Tree Bay Avenue

PO Box 32311, Grand Cayman KY1-1209

Cayman Islands

18 May 2026

Dear Sirs

One and one Green Technologies. INC

We have acted as Cayman Islands legal advisers to One and one Green Technologies. INC (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the resale by certain selling shareholders named in the Registration Statement (the “Selling Shareholders”) of the up to 1,086,667 Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), consisting of:

(a)	up to 400,000 Class A Ordinary Shares issuable upon cash exercise of outstanding greenshoe warrants (the “Greenshoe Warrants”);

(b)	up to 600,000 additional Class A Ordinary Shares issuable upon cash exercise of outstanding warrants (the “Additional Warrants”) pursuant to the automatic 150% increase in the number of Class A Ordinary Shares underlying the Warrants triggered by cash exercise of the Greenshoe Warrants, and

(c)	up to 86,667 Class A Ordinary Shares issuable upon exercise of outstanding placement agent warrants (the “Placement Agent Warrants”, together with Greenshoe Warrants and Additional Warrants, the “Warrants”) (the Class A Ordinary Shares described in clauses (i), (ii) and (iii) above, collectively, the “Resale Shares”).

We are furnishing this opinion as Exhibits 5.1,8.2 and 23.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 17 April 2024.

1.2	The amended and restated memorandum and articles of association of the company adopted by special resolution passed on 27 December 2024 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company (the “Board”) dated 16 May 2026 (the “Resolutions”).

1.4	A certificate of good standing dated 2 April 2026, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.6	The Registration Statement.

1.7	The Warrants to purchase Class A Ordinary Shares dated 13 April 2026 issued by the Company to each of the Selling Shareholders (the “Warrants”).

1.8	The Securities Purchase Agreements dated 10 April 2026 between the Company and each of the Selling Shareholders (the “Securities Purchase Agreements, together with the Warrants, the “Transaction Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing contained in the minute book or corporate records of the Company (which other than the records set out in paragraphs 1.1 to 1.4 of the opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.4	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.5	The Company have received money or money’s worth in consideration for the issue of the Resale Shares pursuant to the Securities Purchase Agreements. None of the Resale Shares were issued for less than par value.

2.6	At the time of the exercise of the Warrants into Class A Ordinary Shares in accordance with the terms and provisions of the Warrants (the “Exercise”):

(a)	the laws of the Cayman Islands (including the Companies Act (As Revised) (the “Companies Act”)) will not have changed in such way as to materially impact the Exercise;

(b)	the Company will have sufficient authorised but unallotted and unissued Class A Ordinary Shares, in each case to effect the Exercise in accordance with the terms and provisions of the Warrants, the then effective memorandum and articles of association of the Company and the Companies Act;

(c)	the Company will not have been struck off or placed in liquidation;

(d)	the issue price for each Class A Ordinary Share to be issued upon the Exercise will not be less than the par value of such Class A Ordinary Share;

(e)	the terms and provisions of the Warrants relating to the Exercise will not have been altered, amended or restated; and

(f)	the then effective memorandum and articles of association of the Company will not contain anything which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each, comprising of (i) 489,796,040 Class A Ordinary Shares of a par value of US$0.0001 each, and (ii) 10,203,960 Class B Ordinary Shares of a par value of US$0.0001 each.

3.3	The resale of the Class A Ordinary Shares by the Selling Shareholders as contemplated in the Registration Statement have been duly authorised by or on behalf of the Company. The Resale Shares are legally issued and allotted and (assuming the purchase price therefor has been paid in full) fully paid and non-assessable. The issue and allotment of the Class A Ordinary Shares have been duly authorised and when allotted, issued and paid for in accordance with the terms of the Transaction Documents, the Class A Ordinary Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase “non-assessable” means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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